As filed with the Securities and Exchange Commission on September 30, 2020

Registration No. 333-197251

Registration No. 333-171372

Registration No. 333-143158

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-197251

Post-Effective Amendment No. 1 to Registration Statement No. 333-171372

Post-Effective Amendment No. 1 to Registration Statement No. 333-143158

UNDER

THE SECURITIES ACT OF 1933

CRAFT BREW ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Washington	94-1141254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

929 North Russell Street

Portland, OR 97227-1733

(503) 331-7270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craft Brew Alliance, Inc. 2014 Stock Incentive Plan,

Craft Brewers Alliance, Inc. 2010 Stock Incentive Plan, and

Redhook Ale Brewery, Incorporated 2007 Stock Incentive Plan

(Full title of the Plans)

Copies to:

Mark Gordon, Esq.
Alison Zieske Preiss, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) of Craft Brew Alliance, Inc. (“Registrant”), previously filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement (Form S-8, File No. 333-197251) filed with the Commission on July 3, 2014, registering 1,000,000 shares of common stock, par value $0.005 per share, of Registrant (the “Common Stock”) issuable in connection with the Craft Brew Alliance, Inc. 2014 Stock Incentive Plan;

•	Registration Statement (Form S-8, File No. 333-171372) filed with the Commission on December 23, 2010, registering 750,000 shares of Common Stock issuable in connection with the Craft Brewers Alliance, Inc. 2010 Stock Incentive Plan; and

•	Registration Statement (Form S-8, File No. 333-143158) filed with the Commission on May 22, 2007, registering 100,000 shares of Common Stock, par value $0.005 per share, of Registrant, issuable in connection with the Redhook Ale Brewery, Incorporated 2007 Stock Incentive Plan.

This Post-Effective Amendment is being filed in connection with the closing on September 30, 2020, of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 11, 2019 (the “Merger Agreement”), by and among Anheuser-Busch Companies, LLC, a Delaware limited liability company (“ABC”), Barrel Subsidiary, Inc., a Washington corporation and a wholly owned subsidiary of ABC (“Merger Sub”), and Registrant. On September 30, 2020, pursuant to the Merger Agreement, Merger Sub was merged with and into Registrant (the “Merger”), with Registrant surviving the Merger and continuing as a wholly owned subsidiary of ABC.

In connection with the Merger, Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold or not yet issued under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold or not yet issued at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 30, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CRAFT BREW ALLIANCE, INC.

By:	/s/ Marcus H. Reed
	Name:	Marcus H. Reed
	Title:	General Counsel and Assistant Secretary